Exhibit 99.1

VSee Health Receives Expected Additional Notice of Deficiency from Nasdaq related to delayed filing of quarterly report on Form 10-Q for fiscal 2025

San Jose, CA – August 22, 2025 - VSee Health, Inc. (Nasdaq: VSEE) (the “Company”), today announced that it received an additional expected deficiency notification letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC ("Nasdaq") on August 20, 2025 (the "Notice"). The Notice indicated that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the "Listing Rule") as a result of its failure to timely file its Quarterly Report on Form 10-Q for the period ended June 30, 2025 (the "Form 10-Q") with the Securities and Exchange Commission (the "SEC"). The Listing Rule requires Nasdaq-listed companies to timely file all required periodic reports with the SEC.

The Notice has no immediate effect on the listing or trading of the Company's common stock or public warrants on the Nasdaq Capital Market. As noted in a recent announcement, the Company has requested a hearing before a Nasdaq Listing Qualifications Panel (the "Panel") to review the Nasdaq Staff determination to delist the Company’s common stock and warrants, during which the Company intends to address all late filings before the Panel. The Company intends to take the necessary steps to regain compliance with Nasdaq's listing rules as soon as practicable. The Company expects to file the Form 10–Q as soon as practicable.

About VSee Health

VSee Health (Nasdaq: VSEE) is a rapidly growing leader in AI-powered telehealth, redefining the $787 billion digital healthcare market with its modular, no-code/low-code platform. Trusted by 1,000+ clients, including NASA, the U.S. Department of Health and Human Services, McKesson, DaVita, and the entire nation of Qatar, VSee Health provides foundational infrastructure for digital healthcare and delivers turnkey solutions including critical care, teleradiology, and autonomous robotics to optimize healthcare operations while increasing billable patient visits and provider efficiency. Visit vseehealth.com.

Forward-Looking Statements

Matters discussed in this news release that are not statements of historical or current facts, including but not limited to those relating to VSee Health’s ability to improve healthcare access and provider efficiencies, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause performance or achievements to be materially different from historical results or from any future performance or achievements expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. More information on risk factors relating to VSee Health and its technology and billing services is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of VSee Health’s periodic and current filings with the SEC, which are also made available on VSee Health’s website at www.vseehealth.com. Forward-looking statements speak only as of the date they are made, and VSee Health undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Contact:

VSee Health
Anne Chang
media@vsee.com

VSee Investor Contact:
Milton Chen
VSee Health
investor@vsee.com

Source: VSee Health, Inc.